State of Delaware
Secretary of State
Division of Corporations
Delivered 09:53 AM 07/22/2021
FILED 09:53 AM 07/22/2021
SR 20212772079 - File Number 6104780

State of Delaware
Limited Liability Company Certificate of Formation

First: The name of this Delaware limited liability company is:

Cardone REIT I, LLC

Second: The name and address of the registered agent of the Company is:

Corporate Creations Network Inc.
3411 Silverside Road Tatnall Building #104
Wilmington DE 19810

Third: The address of the registered office of the LLC in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, New Castle County, DE 19810.

The undersigned authorized person has executed this Certificate of Formation on July 22, 2021.

/s/ Jim Perkins
Authorized Person:
Jim Perkins, Authorized Person